Exhibit 10.29

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

EXECUTION COPY

LICENSE AND PROFILING SERVICES AGREEMENT

between

AMBIT BIOSCIENCES CORPORATION

and

BRISTOL-MYERS SQUIBB COMPANY

LICENSE AND PROFILING SERVICES AGREEMENT

THIS LICENSE AND PROFILING SERVICES AGREEMENT is made and entered into as of October 2, 2007 (the “Effective Date”), by and between Bristol-Myers Squibb Company, a Delaware corporation headquartered at 345 Park Avenue, New York, New York 10154 (“BMS”), and Ambit Biosciences Corporation, a Delaware corporation, having its principal office at 4215 Sorrento Valley Boulevard, San Diego, CA 92121 (“Ambit”). BMS and Ambit are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BMS and Ambit have entered into a Collaboration and Profiling Services Agreement effective December 9, 2005 (the “Services Agreement”) for Ambit to provide BMS with certain services for determining the kinase binding activity of certain BMS compounds against a panel of human kinases (i.e., the kinase profiling of such compounds) using Ambit’s proprietary kinase profiling assay; and

WHEREAS, BMS and Ambit are entering into an Amended and Restated License Agreement (as defined below) concurrently with this Agreement; and

WHEREAS, BMS and Ambit are entering into a License Agreement (as defined below) concurrently with this Agreement; and

WHEREAS, BMS and Ambit desire for Ambit to continue to provide BMS with such kinase profiling services and to provide BMS with continued access to Ambit’s proprietary kinase profiling assay under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, do hereby agree as follows.

Article 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Active Compound” shall be defined on an Ambit Proposed Target-by-Ambit Proposed Target basis (and, as applicable, an Ambit Target-by-Ambit Target basis) and (i) with respect to each Ambit Proposed Target, has the meaning set forth in Exhibit D hereto, as such Exhibit D may be amended in accordance with Section 3.4 to include additional Ambit Proposed Targets and (ii) with respect to any Ambit Target, has the same meaning as for the corresponding Ambit Proposed Target. As of the Effective Date,
[…***…] Ambit Proposed Targets and the corresponding definitions of Active Compounds have been agreed to by the Parties and these […***…] Ambit Proposed Targets and the corresponding definitions of Active Compounds are set forth in Exhibit D hereto.

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1.2 “Affiliate” of a Person means any other Person that (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the voting securities with the power to direct the management and policies of such entity.

1.3 “Agreement” means this License and Profiling Services Agreement, together with all Exhibits attached hereto, as the same may be amended or supplemented from time to time.

1.4 “Ambit Change of Control” means: (1) a sale of all or substantially all of Ambit’s assets or business to which this Agreement relates to a Major Pharmaceutical Company; (2) a merger, reorganization or consolidation involving Ambit and a Major Pharmaceutical Company in which the stockholders of Ambit immediately prior to such transaction cease to own collectively fifty percent (50%) or more of the voting equity securities of a successor entity; or (3) the acquisition of fifty percent (50%) or more of the voting equity securities of Ambit by a Major Pharmaceutical Company.

1.5 “Ambit Kinase Assay” means […***…] for determining the kinase binding activity of compounds against a panel of human protein kinases […***…]. As of the Effective Date the Standard Panel of the Ambit Kinase Assay comprises […***…].

1.6 “Ambit Target” has the same definition as the corresponding Ambit Proposed Target which is designated as such by Ambit in accordance with Section 3.4.3.

1.7 “Ambit Proposed Target” means each of the human kinase targets which are defined in Exhibit D hereto, as such Exhibit D may be amended in accordance with Section 3.4 to include additional Ambit Proposed Targets. As of the Effective Date, […***…] Ambit Proposed Targets have been agreed to by the Parties and these […***…] Ambit Proposed Targets are defined in Exhibit D hereto.

1.8 “Ambit Technology” means any know-how, materials, trade secrets and intellectual property (including patent rights) Controlled by Ambit as of the Effective Date and thereafter during the term of this Agreement (including Ambit Confidential Information) and useful for the performance of the Services by Ambit in accordance with this Agreement, provided however, that with respect to such know-how, materials, trade secrets and intellectual property (including patent rights) in-licensed by Ambit from a Third Party after the Effective Date (the “In-Licensed Technology”), Ambit shall only be deemed to Control (and Ambit Technology shall only include) such In-Licensed Technology to the extent that Ambit can sublicense or extend rights to such In-Licensed Technology to BMS without incurring any payment obligation to said Third Party, unless and only to the extent that BMS agrees in writing to fully reimburse Ambit for any such payment obligation to such Third Party incurred by Ambit based on such sublicense or extension of rights to BMS. For clarification, the Ambit Technology includes the Ambit Kinase Assay. For clarification, the Ambit Technology shall exclude the Results.

1.9 “Amended and Restated License Agreement” means the agreement entitled Amended and Restated License Agreement relating to certain Aurora kinase inhibitor compounds which is entered into by Ambit and BMS concurrently with this Agreement.

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1.10 “BMS Compound Information” means the information provided by BMS to Ambit relating to the BMS Compounds. The BMS Compound Information shall be BMS Confidential Information. BMS Compound Information shall also include the additional information with respect to the BMS Compounds provided by BMS to Ambit under Section 3.4.3 and Section 3.4.4.

1.11 “BMS Compounds” means individually and collectively […***…], that BMS transfers or provides to Ambit pursuant to this Agreement for use by Ambit for the performance of the Services. The total number of BMS Compounds to be provided by BMS under this Agreement, and the total number of BMS Compounds for which Ambit shall be obligated under this Agreement to perform the Services shall be approximately […***…] and shall not exceed […***…].

1.12 “BMS Core Claims” shall have the meaning set forth in Section 3.4.3. As set forth in Section 3.4.3, the BMS Core Claims shall be defined for each Ambit Target and Target License Agreement.

1.13 “BMS Inventions” has the meaning set forth in Section 5.1.

1.14 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.15 “Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

1.16 “Collaboration and Profiling Services Agreement” means the agreement entitled Collaboration and Profiling Services Agreement entered into on December 9, 2005 between the Parties.

1.17 “Confidential Information” means all non-public information and materials received by either Party from the other Party pursuant to this Agreement and all information and materials developed in the course of the Services activities including, without limitation, know-how of each Party. Confidential Information disclosed in tangible form shall be marked “Confidential,” “Proprietary,” or in some other manner to indicate its confidential nature. If disclosed orally, Confidential Information shall be designated as confidential at the time of disclosure and reduced to a written summary by the disclosing Party and shall be marked in a manner to indicate its confidential nature and delivered to the receiving Party within thirty (30) days after disclosure. “Ambit Confidential Information” means Confidential Information disclosed by Ambit to BMS pursuant to this Agreement, provided that all Results shall be owned by BMS and shall be BMS Confidential Information. “BMS Confidential Information” means Confidential Information disclosed by BMS to Ambit pursuant to this Agreement, including but not limited to the BMS Compound Information. BMS Confidential Information shall also include the Results.

1.18 “Control” or “Controlled” means, with respect to any know-how, patent right or other intellectual property right, the possession by a Party of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, ownership, license or sublicense.

1.19 “Data” means any and all data or results, or both, generated in the performance of Services by Ambit for BMS pursuant to this Agreement.

1.20 “Default” has the meaning set forth in Section 7.3.

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1.21 “Defaulting Party” has the meaning set forth in Section 7.3.

1.22 “Equity Agreements” means the Equity Agreements as defined in the Collaboration and Profiling Services Agreement entered into on December 9, 2005 between the Parties.

1.23 “Field” means […***…].

1.24 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, breakdown of plant, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, acts of public enemies or terrorism, blockage or embargo, or any injunction, law order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative or any such government, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party.

1.25 “Hit” means […***…] for the applicable Ambit Proposed Target, provided that BMS at its sole discretion may elect to exclude from being a Hit any such BMS Compound that (i) […***…] or (ii) […***…] or (iii) […***…], and provided further that (x) BMS may at its sole discretion expand the definition of Hit with respect to a particular Ambit Proposed Target to include BMS Compounds that […***…] and (y) BMS may at its sole discretion limit the total number of Hits with respect to a given Ambit Proposed Target to […***…]. The selection of Hits is further described in Section 3.4.3.

1.26 “Interaction” means with regard to the Services performed herein, […***…].

1.27 “Invention” means any discovery or invention conceived or reduced to practice in the performance of the Services, including but not limited to a new use, a new process, a new composition of matter, or a modification or a combination thereof, whether patentable or not.

1.28 “Kd” means […***…].

1.29 “License Agreement” means the agreement entitled License Agreement related to certain […***…] inhibitor compounds which is entered into by Ambit and BMS concurrently with this Agreement.

1.30 “Listed Compounds” shall be defined for each Target License Agreement with respect to each Ambit Target, and shall have the meaning as set forth in the applicable Target License Agreement. The Listed Compounds shall comprise the Hits identified for the applicable Ambit Target as set forth in Section 3.4.

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1.31 “Losses and Claims” has the meaning set forth in Section 6.6.

1.32 “Major Pharmaceutical Company” means a pharmaceutical company, other than BMS, with annual sales of non-generic pharmaceutical products in its most recently completed fiscal year for which such information is available of more than $[…***…].

1.33 “Non-Defaulting Party” has the meaning set forth in Section 7.3.

1.34 “Non-Hit Analog” means, with respect to a particular Ambit Target, […***…], provided that BMS at its sole discretion may elect to exclude from being a Non-Hit Analog any such BMS Compound that (i) […***…] or (ii) […***…] or (iii) […***…]; and provided further that BMS may at its sole discretion limit the total number of Non-Hit Analogs with respect to a given Ambit Target to […***…].

1.35 “Notice of Default” has the meaning set forth in Section 7.3.

1.36 “Person” means an individual, partnership, limited liability company, joint venture, corporation, trust, estate, unincorporated organization, or any other entity, or any government or any department or agency thereof, whether acting in an individual, fiduciary or representative capacity.

1.37 “Profiling Term” means the period of time commencing on the Effective Date and continuing so long as Ambit is performing the Services for BMS. The Services are expected to be completed during the period of 2 years following the Effective Date.

1.38 “Report” has the meaning set forth in Section 2.9.

1.39 “Results” means the Data and Service Products, and all intellectual property rights (including patent rights) derived from, based upon or appurtenant to the Data and Service Products or otherwise related to the BMS Compounds generated in the performance of the Services by Ambit. The Results shall be owned by BMS and shall be BMS Confidential Information.

1.40 “Services” means the kinase profiling services to be performed by Ambit using the Ambit Technology for the testing of BMS Compounds in the Ambit Kinase Assay, as requested by BMS from time-to-time during the term of this Agreement, in accordance with the terms and conditions of this Agreement. The Services are also generally described in Exhibit A hereof, which is a part of this Agreement. Services shall also include the performance by Ambit of the Kd determinations for BMS Compounds as set forth in Section 3.4.2(d), provided that Ambit’s obligation to carry out such Kd determinations will only be as set forth in Section 3.4.2(d).

1.41 “Service Products” means the Reports and other products generated through the performance by Ambit of its obligations under this Agreement.

1.42 “Standard Panel” has the meaning set forth in Section 2.2.

1.43 “Target License Agreement” means the license agreement entered into by the Parties with respect to a particular Ambit Target in accordance with Section 3.4, which Target License Agreement

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shall be in the form and shall have the terms and conditions as set forth in Exhibit E hereto (unless the Parties otherwise agree in writing). Accordingly, each Target License Agreement shall be entered into on an Ambit Target-by-Ambit Target basis, with up to […***…] such Target License Agreements being entered into (i.e., for up to […***…] Ambit Targets).

1.44 “Technology Transfer” has the meaning set forth in the Collaboration and Profiling Services Agreement.

1.45 “Third Party” means any Person other than Ambit or BMS and their respective Affiliates.

Article 2

TRANSFER OF BMS COMPOUNDS AND PERFORMANCE OF SERVICES

2.1 Transfer of BMS Compounds. During the Profiling Term BMS shall transfer to Ambit the BMS Compounds and BMS Compound Information necessary for Ambit to perform the Services under this Agreement. Compounds provided by BMS to Ambit hereunder as BMS Compounds shall be delivered as […***…] or as otherwise mutually agreed by the Parties. BMS shall also transfer the BMS Compounds according to the schedule set forth in Exhibit A to allow a reasonable period of time for the performance of the Services for all of the BMS Compounds over a 2 year period. Ambit may reasonably request up to an additional […***…] of selected BMS Compounds for additional evaluation that Ambit may propose in writing, which BMS at its sole discretion may provide. Any transfer of any such BMS Compound shall be subject to a separate material transfer agreement between the Parties.

2.2 Kinase Panel. A standard kinase panel shall be established for general profiling use hereunder (the “Standard Panel”). As of the Effective Date, the Standard Panel comprises 353 individual human protein kinases. Ambit shall add to the Standard Panel any additional human kinases (including any variants thereof) that Ambit has commercially available and has a right to provide BMS access to for use in the Ambit Kinase Assay. Ambit shall give BMS prompt written notice of all kinases which are or become so available for use as and when they first become available. The Standard Panel shall be modified from time-to-time during the Profiling Term by Ambit […***…] to include such additional human kinases that become available to Ambit for use in the Ambit Kinase Assay only for those BMS Compounds that have not yet been profiled under this Agreement. In any transaction with any Third Party pursuant to which Ambit gains a right to use kinases in providing any research services to any other Third Party, Ambit shall use commercially reasonable efforts to secure the right to provide BMS access to such kinases through the Services provided hereunder.

2.3 Performance by Ambit. Following its receipt of a given set of BMS Compounds and the applicable BMS Compound Information as transferred by BMS to Ambit from time-to-time during the Profiling Term, Ambit shall perform and complete the Services in accordance with this Agreement and BMS’s written instructions (to the extent consistent with the terms of this Agreement). The Services shall be performed by Ambit in accordance with Exhibit A, provided that the Services to be performed for any given set of BMS Compounds transferred to Ambit shall be subject to and in accordance with the specific written request by BMS at the time of the transfer of such set of BMS Compounds but only to the extent such written request does not expand the scope of the Services. Except as expressly set forth herein, Ambit shall provide all materials, equipment and personnel required to perform the Services for BMS in accordance with this Agreement. Ambit agrees that its obligations shall be performed in a professional manner, by competent personnel, and in accordance with standard industry practice and all applicable laws and regulations. Ambit shall keep available sufficient profiling capacity to complete the Services for

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all of the BMS Compounds within the 2 year period following the Effective Date. Without limiting the foregoing or being limited thereby, in order to complete the Services for all of the BMS Compounds within the 2 year period following the Effective Date, Ambit agrees that at all times during the Profiling Term that it shall keep available sufficient profiling capacity to conduct the numbers of Interactions per month for BMS Compounds as set forth in Table 1 below.

Table 1

time period	minimum monthly capacity of Interactions
through the end of Calendar Year 2007	[…***…]
Calendar Year 2008	[…***…]
Calendar Year 2009	[…***…]

In addition to the minimum monthly capacity of Interactions set forth in Table 1 above, in the event BMS gives Ambit 30 days advance notice of a good faith forecast of BMS requesting a greater number of Interactions for any given month than set forth above, then Ambit shall use commercially reasonable efforts to provide such additional number of Interactions to BMS hereunder, but such additional number of Interactions shall not affect the applicable minimum capacity for such month as set forth in Table 1 above. For clarification, the minimum monthly capacity of Interactions referred to in this Section 2.3 shall only apply to the Services under this Agreement, and shall, for example and without limitation, be in addition to the minimum monthly capacity of Interactions as required under the Collaboration and Profiling Services Agreement.

2.4 Title to BMS Compounds and BMS Compound Information. BMS shall retain all right, title and interest in and to the BMS Compounds and BMS Compound Information that BMS discloses or transfers to Ambit. Ambit shall not imply or represent to any Third Party that Ambit is the owner of the BMS Compounds and/or BMS Compound Information.

2.5 Use of BMS Compounds and BMS Compound Information by Ambit. Subject to the terms and conditions of this Agreement, including the rights granted to Ambit under and pursuant to Section 3.4, BMS hereby grants Ambit a limited, non-exclusive license to use BMS Compounds and BMS Compound Information that are transferred by BMS to Ambit from time-to-time during the Profiling Term for the sole purpose of performing Services only and not for any other use. For the avoidance of doubt, Ambit shall (i) use the BMS Compounds and BMS Compound Information in compliance with all applicable federal, state and local laws and regulations, (ii) not transfer the BMS Compounds and BMS Compound Information to any Third Party nor use the BMS Compounds and BMS Compound Information for any purpose unrelated to this Agreement without BMS’s prior written consent, (iii) not use the BMS Compounds in humans or in contact with any cells or other material to be infused into humans, and (iv) not perform testing or any activities to determine the structure or identity of the BMS Compounds. Upon request by BMS, Ambit shall promptly return to BMS any unused or reusable BMS Compounds to BMS, at BMS’ expense.

2.6 Title to Data and Results. BMS shall own all right, title and interest in any Results generated by Ambit’s performance of the Services pursuant to this Agreement. BMS shall have the unrestricted fully paid-up right to use the Results for any purpose including without limitation the right to publish or otherwise disclose the Results, provided such disclosure does not include Ambit Confidential Information except to the extent permitted under Article 4. The name of Ambit shall be given proper recognition in any publications disclosing the Results as appropriate in BMS’s sole discretion.

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2.7 Right to Review Original Records for Data. BMS shall have the right upon reasonable advance written request to review at Ambit’s premises during normal business hours the original records for all Data generated by Ambit during the performance of this Agreement.

2.8 Storage and Maintenance of Data. Upon completion of the Services, Ambit shall store and maintain all Data in accordance with all applicable laws and regulations and provide a copy of such Data to BMS. All records of the Data and Research Products shall be kept in appropriately secure and segregated confidential files in order for Ambit to fully comply with its obligations under Section 2.6.

2.9 Reports. Ambit shall keep BMS fully informed of the progress of the Services. During the Profiling Term, Ambit shall make appropriate personnel available, as reasonably requested by BMS, for discussions with BMS concerning the Services and the Reports or for discussions that are reasonably necessary for BMS to interpret such Reports. As services requested by BMS are completed, Ambit will provide BMS with a written final report (in electronic form) (such reports individually and collectively being the “Reports”) that documents the completion, results (including all Data) and conclusions of the Services completed since the previous Report. BMS shall own all right, title, and interest in and to such Reports. For the avoidance of doubt, such Reports shall be regarded at all times as the Confidential Information of BMS.

2.10 Publication by Ambit. In accordance with the terms and conditions of this Agreement, Ambit shall not be permitted to publish any Results generated by Ambit’s performance of the Services pursuant to this Agreement.

Article 3

PAYMENTS;

AMBIT TARGETS AND GRANT OF LICENSES FOR AMBIT TARGETS

3.1 Signing Payment. As partial consideration for Ambit’s performance under this Agreement, BMS shall pay Ambit a one-time, up-front payment of $6 million within 10 business days after the Effective Date.

3.2 Payment for Services Rendered. The Services shall be performed by Ambit in accordance with the terms and conditions of this Agreement on a fully paid-up basis. Other than the payment under Section 3.1, there shall be no other or further payment under this Agreement by BMS to Ambit in consideration of the Services to be performed by Ambit for BMS under this Agreement.

3.3 Costs. Ambit shall be responsible for any and all costs and expenses related to the provision of the Services hereunder, including obtaining and properly disposing of all materials required in connection with the provision of the Services.

3.4	Rights of Ambit With Respect to Ambit Proposed Targets and Ambit Targets.

3.4.1 Overview. Ambit shall have the right to designate up to a maximum total of […***…] Ambit Proposed Targets as being Ambit Targets, and BMS shall then provide to Ambit the chemical structures of the Hits (identified from the performance of the Services for the BMS Compounds) for such Ambit Targets. Upon the election of Ambit, the Parties shall then complete and enter into a Target License Agreement with respect to such Ambit Target, which sets forth the terms and conditions of the licenses and rights granted between the Parties based on the Hits with respect to such Ambit Target. This Section 3.4.1 is subject to the other sub-Sections of this Section 3.4.

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3.4.2 Ambit Proposed Targets and Kd Determination for BMS Compounds Against Ambit Proposed Targets.

(a) The description of the […***…] Ambit Proposed Targets as of the Effective Date is set forth in Exhibit D hereto. As of the Effective Date, Exhibit D identifies […***…] Ambit Proposed Targets and sets forth the Active Compound definition applicable with respect to […***…] Ambit Proposed Targets.

(b) During the Profiling Term and for a period of […***…] thereafter, Ambit may propose to BMS in writing that […***…] Ambit Proposed Targets set forth in Section 3.4.2(a) be substituted and replaced with a new human kinase target to be included as an Ambit Proposed Target (such human kinase target proposed by Ambit to be an Ambit Proposed Target being a “Candidate Target”), subject to the following: (i) BMS shall have the right at its sole discretion to reject […***…] such Candidate Targets as being an Ambit Proposed Target, (ii) thereafter (i.e., at any time after BMS has […***…] such Candidate Targets as being an Ambit Proposed Target), BMS shall have the right to reject any such Candidate Target as being an Ambit Proposed Target in the case where at the time such Candidate Target is proposed by Ambit, BMS then has an active research and/or development program with respect to such target, as shown by notebook or other written or electronic records, (iii) in proposing such Candidate Targets, Ambit shall propose such Candidate Targets in a group of […***…] Candidate Targets, and (iv) the total number of new substituted Ambit Proposed Targets shall not […***…]. In the case where a Candidate Target becomes an Ambit Proposed Target in accordance with the foregoing, the Parties shall amend Exhibit D to identify such new target as an Ambit Proposed Target and set forth the Active Compound definition applicable with respect to such new Ambit Proposed Target. In accordance with the foregoing, unless the Parties otherwise agree in writing, the total number of Ambit Proposed Targets at any time shall not […***…].

(c) As set forth in Section 3.4.3, Ambit shall have the right, at its sole discretion, to designate up to […***…] Ambit Proposed Targets as being Ambit Targets.

(d) Ambit shall have the right to review the Data and Results provided to BMS to determine which BMS Compounds are potential Hits, without the chemical structures of such BMS Compounds being disclosed to Ambit. At any time prior to […***…] following the end of the Profiling Term, for purposes of determining whether BMS Compounds will meet the Kd requirement to qualify as a Hit with respect to an Ambit Proposed Target, Ambit shall have the right to determine the Kd for BMS Compounds exhibiting a […***…] in the Ambit Kinase Assay with respect to the Ambit Proposed Target. Such Kd determination undertaken by Ambit shall be deemed to be included as part of the Services. The results of such Kd determination will be provided to BMS promptly after they are obtained by Ambit.

3.4.3 Selection of Ambit Targets From Ambit Proposed Targets. At any time prior to the earlier of […***…] following the end of the Profiling Term or an Ambit Change of Control, Ambit shall have the right at its sole discretion to designate by written notice to BMS an Ambit Proposed Target as being an Ambit Target, provided that Ambit shall only have the right under this Agreement to so designate up to a maximum total of 4 such Ambit Proposed Targets as being Ambit Targets. For such purpose, without disclosing the structure of the BMS Compounds, BMS shall assign those BMS Compounds that might be eligible to be Hits (based on the criteria set forth in Section 1.25) with respect to an Ambit Proposed Target to a numbered compound series based on the chemical scaffold class of such BMS Compounds, which information shall be provided to Ambit and may be used by Ambit to guide the selection of an Ambit Proposed Target as being an Ambit Target and as a guide in understanding the selection of the Hits by BMS for any such Ambit Target. BMS shall disclose to Ambit the chemical

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structures of the Hits with respect to such Ambit Targets within […***…] of such written notice designating such Ambit Target. BMS may at its sole discretion limit the total number of Hits […***…] with respect to a particular Ambit Target, as set forth in Section 1.25. In selecting […***…] Hits (meeting the criteria set forth in Section 1.25) with respect to a given Ambit Proposed Target, BMS shall at the direction of Ambit select compounds within a range of Kd values specified by Ambit and based on structural diversity considerations. At the time of such disclosure by BMS to Ambit of the chemical structures of the Hits with respect to an Ambit Target, BMS shall also provide Ambit with the BMS Core Claims. The “BMS Core Claims” means the composition of matter claims that (i) cover the Hits and (ii) are or would be the claims of any BMS Core Patent Rights that have been or may be filed in a U.S. or foreign patent application. The scope of the BMS Core Claims with respect to a Target License Agreement for an Ambit Target shall be inclusive of the Listed Compounds but shall otherwise be determined by BMS in its sole discretion. By way of example, and without limitation, the scope of the BMS Core Claims may be limited to a list of the Hit compounds as species or may include one or more genus claims covering one or more of the Hit compounds.

3.4.4 Non-Hit Analogs. At the time that Ambit designates an Ambit Proposed Target as an Ambit Target, Ambit may also request in writing that BMS determine whether any BMS Compounds are Non-Hit Analogs. BMS shall disclose to Ambit the chemical structures of the Non-Hit Analogs with respect to such Ambit Target within […***…] following such written request by Ambit. For clarification, BMS shall disclose only the structure of such Non-Hit Analogs, and shall not be required to disclose to Ambit the Ambit Kinase Assay activity profile for such Non-Hit Analogs, and shall not be required to provide samples of any such Non-Hit Analogs.

3.4.5 Target License Agreement for Ambit Targets. At the election of Ambit, which election must be made in writing within 30 days following written notice from BMS that it has completed the disclosure of the Hits and the BMS Core Claims in accordance with Section 3.4.3, the Parties shall proceed to finalize and execute a Target License Agreement with respect to the Ambit Target. The Listed Compounds, as such term is used in the Target License Agreement with respect to an Ambit Target shall comprise the Hits identified with respect to such Ambit Target. For avoidance of doubt, if Ambit and BMS do not enter into a Target License Agreement with respect to an Ambit Target, Ambit shall have no right to use the chemical structural information, kinase inhibition activity and any other information disclosed by BMS to Ambit for the Hits and Non-Hit Analogs (the “Structure Information”) with respect to the Ambit Target for any purpose. In particular, unless and until the Parties enter into a Target License Agreement with respect to an Ambit Target, Ambit shall have no right to use in any way the Structure Information with respect to such Ambit Target in support of or in connection with Ambit’s other research programs. To help protect the confidentiality of the Structure Information, prior to executing a Target License Agreement with respect to a particular Ambit Target, the Structure Information with respect to such Ambit Target shall only be disclosed to specifically identified personnel of Ambit (the “Designated Recipients”) and shall not be disclosed further to other persons, and in the event that the Parties do not enter into a Target License Agreement all copies of the Structure Information shall be promptly destroyed by Ambit, and Ambit and the Designated Recipients shall certify to BMS in writing that all copies of such Structure Information have been destroyed.

Article 4

CONFIDENTIALITY

4.1 Nondisclosure. During the Profiling Term, and for a period of […***…] thereafter, each Party will maintain all Confidential Information of the other Party as confidential and will not disclose any such Confidential Information to any Third Party or use any Confidential Information for any purpose except (a) as expressly authorized by this Agreement, or (b) to its Affiliate(s), employees, agents,

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consultants and other representatives, who have a need to know such Confidential Information and who are bound by obligations of confidentiality at least as restrictive as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (which shall be in no event less than a reasonable standard of care for the protection of confidential information) to ensure that its Affiliate(s), employees, agents, consultants and other representatives do not disclose or make any unauthorized use of such Confidential Information. The Results (including but not limited to the characteristics of the kinase profiles for any BMS Compounds) (i) shall be Confidential Information of BMS (and shall not be subject to the exceptions under Section 4.2(b) and (d)); (ii) shall not be disclosed or made accessible to any Third Party and (iii) shall be disclosed and made accessible only to Ambit personnel having a need-to-know such Results for the purpose of performing Ambit’s obligations under this Agreement and solely to the extent necessary to enable Ambit to perform its obligations under this Agreement. Without limiting the foregoing, but subject to the rights of Ambit under and pursuant to Section 3.4, in no event will the Results (including but not limited to the characteristics of the kinase profiles for any BMS Compounds) be used by Ambit in support of or in connection with Ambit’s independent research programs including but not limited to those relating to protein kinase inhibitors. In the event Ambit is acquired by or merged with a Major Pharmaceutical Company, Ambit shall use commercially reasonable efforts to assure that the Results (including but not limited to the characteristics of the kinase profiles for any BMS Compounds) shall not be disclosed or made accessible to such Major Pharmaceutical Company, except to personnel of such Major Pharmaceutical Company that are actually performing the Services under this Agreement and then solely to the extent necessary to enable such personnel to perform the Services under and in compliance with this Agreement.

4.2 Exceptions. Confidential Information of the other Party shall not include any information that the obligated Party can prove by competent evidence is:

(a) now, or hereafter becomes, through no act or failure to act on the part of the obligated Party, generally known or available; or

(b) except with respect to Ambit’s obligations regarding Results, known by the obligated Party at the time of receiving such information, as evidenced by its records; or

(c) hereafter furnished to the obligated Party by a Third Party, as a matter of right and without restriction on disclosure; or

(d) except with respect to Ambit’s obligations regarding Results, independently developed by the obligated Party without the aid, application or use of Confidential Information.

4.3 Authorized Disclosures.

Each Party shall be permitted to disclose Confidential Information of the other Party to the extent that, such Confidential Information is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the United States Securities and Exchange Commission) or with a court or administrative order; provided however, that such Party shall make commercially reasonable efforts to first have given written notice of such required disclosure to the other Party; have taken reasonable steps to allow the other Party to seek to protect the confidentiality of such Confidential Information required to be disclosed and in the event disclosure is required have made reasonable efforts to narrow the scope of Confidential Information required to be disclosed and to obtain a protective order requiring that such Confidential Information to be disclosed be used only for the purposes for which disclosure is required; or to establish rights or enforce obligations under this Agreement, but only to the extent such disclosure is necessary and provided that such Party seeks confidential treatment of such Confidential Information to be disclosed.

Subject to Ambit’s prior written consent, such consent not to be unreasonably withheld, BMS may disclose Ambit Confidential Information to the extent, and only to the extent, that it is reasonably necessary or appropriate for the following purposes: (a) filing or prosecuting patent applications pursuant to Section 5.1; (b) regulatory filings related to the BMS Compounds or (c) prosecuting or defending litigation.

4.4 Terms of Agreement. The existence and the terms and conditions of the Agreement that the Parties have not specifically agreed to disclose pursuant to Section 4.6 shall be considered Confidential Information of both Parties. Either Party may disclose such terms to a bona fide potential investor, investment banker, acquiror, merger partner or other potential financial partner, and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has agreed to maintain the confidentiality of such information.

4.5 Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 4 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 4.

4.6 Publicity. Following execution of this Agreement, Ambit may issue a press release announcing the existence of this Agreement in the form and substance previously agreed to in writing by the Parties. Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, provided however, that any disclosure which is required by law or the rules of a securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made subject to the following. The Parties agree that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law, the Parties will use reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency in accordance with Section 4.3. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such announcement at least 5 business days prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by law, the Party whose announcement has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.

Article 5

INVENTIONS

5.1 Inventions. Except as provided in this Agreement, neither Party shall obtain any right or license to the Confidential Information and materials of the other Party. BMS shall own all intellectual property rights (including but not limited to all patent rights) with respect to (i) the Results and (ii) all Inventions related to the BMS Compounds based upon or derived from the use of the BMS Compounds and/or the

Results pursuant to this Agreement (the “BMS Inventions”). Ambit hereby assigns to BMS all right, title and interest in such BMS Inventions. Ambit shall cooperate fully with BMS in the preparation, filing and prosecution of any patent applications covering such BMS Inventions and the maintenance and enforcement of patents covering such BMS Inventions, including but not limited to executing all documents reasonably required by BMS for such purpose. BMS shall reimburse Ambit for the reasonable documented out-of-pocket costs incurred by Ambit in providing such cooperation requested in writing by BMS. Ambit shall own all Inventions related to the Ambit Technology which are not BMS Inventions and do not otherwise specifically relate to or require the use of the BMS Compounds.

Article 6

REPRESENTATIONS, WARRANTIES AND INDEMNITY

6.1 Mutual Representations and Warranties.

Each Party represents and warrants to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement. Each Party warrants and represents to the other that it has the legal right and power to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement. Except as otherwise disclosed, each Party further represents to the other that it is not aware of any legal obstacles, including patent rights of others, which are likely to prevent it from carrying out the provisions of this Agreement.

Each Party warrants that it has enforceable written agreements with all of its employees and consultants who receive Confidential Information under this Agreement assigning to such Party ownership of all intellectual property rights (including but not limited to patent rights) created in the course of their employment.

Ambit and BMS each represent and warrant that they have the full legal right and power and are duly authorized to act on behalf of and to fully bind their respective Affiliates under this Agreement.

6.2 Further Representations and Warranties of Ambit. Ambit represents and warrants that:

(a) as of the Effective Date, it is entitled to grant the rights and licenses granted to BMS under this Agreement, and is not currently subject to any agreement between Ambit and any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that restricts it in any way from granting to BMS the rights and license as set forth in this Agreement;

(b) as of the Effective Date, Ambit has received no written notice of any threatened or pending actions, suits, judgments, settlements, or claims against Ambit that, if determined adversely to Ambit, would have an adverse effect upon its ability to perform its obligations under this Agreement;

(c) as of the Effective Date, it has not granted, and will not grant during the term of this Agreement, any right, option, license or interest in or to any of the Ambit Technology that is in conflict with the rights or licenses granted to BMS under this Agreement;

(d) as of the Effective Date, it has not granted, or permitted to be attached, and it will not grant or permit to be attached during the term of the Agreement, any lien, security interest or other encumbrance with respect to the Ambit Technology that would adversely effect Ambit’s ability to perform its obligations under this Agreement, other than publicly recorded liens;

(e) to Ambit’s knowledge, the Ambit Technology does not include any trade secrets that have been misappropriated from any Third Party or obtained in breach of any contractual obligation of Ambit or its employees to a Third Party;

(f) to Ambit’s knowledge as of the Effective Date, the use of the Ambit Kinase Assay does not infringe any Patent Rights owned or controlled by a Third Party; and

(g) it will maintain in effect during the term of this Agreement all of its licenses with Third Parties that are in effect as of the Effective Date and that relate to the use of the Ambit Kinase Assay and/or the Technology Transfer as contemplated under this Agreement.

6.3 Further Representations and Warranties of BMS. BMS represents and warrants to Ambit that BMS is entitled to provide the BMS Compounds and BMS Compound Information to Ambit for use in performance of the Services under this Agreement.

6.4 Third Party Obligations. Except as may be agreed in writing by the Parties, each Party shall be responsible for all payment obligations, costs and expenses with respect to any agreements between such Party and any Third Party, including but not limited to, any upfront payments, license maintenance fees, milestone payments, royalty payments and legal fees and disbursements. Without limiting the foregoing, Ambit shall be responsible for all payment obligations to the Third Parties identified in Exhibit B based upon or arising from Ambit’s performance of the Services for BMS and/or the Technology Transfer to BMS hereunder based upon intellectual property rights (including but not limited to patent rights) and/or contractual obligations of Ambit existing as of the Effective Date. Without limiting the foregoing (including Ambit’s obligations under the preceding sentence), BMS shall be responsible for all payment obligations to Third Parties based upon or arising from the use of BMS Compounds and/or BMS Compound Information hereunder based upon intellectual property rights (including but not limited to patent rights) and/or contractual obligations of BMS existing as of the Effective Date.

6.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BMS MATERIALS AND BMS COMPOUND INFORMATION ARE PROVIDED TO AMBIT AND THE SERVICE PRODUCTS AND TECHNOLOGY TRANSFER (IF ANY) ARE PROVIDED TO BMS WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHT.

6.6 Indemnification by BMS. BMS shall indemnify, defend and hold harmless Ambit and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including, without limitation, reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind, arising out of any claim, action, lawsuit or other proceeding brought by a Third Party (“Losses and Claims”) arising out of or relating to (i) a breach by BMS of its representations, warranties, covenants or obligations pursuant to this Agreement or (ii) the use by BMS of any Service Products; except in any such case for Losses and Claims to the extent reasonably attributable to (x) any breach by Ambit of its representations, warranties, covenants or obligations pursuant to this Agreement or (y) Ambit having committed an act or acts of gross negligence, recklessness or willful misconduct.

6.7 Indemnification by Ambit. Ambit shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all Losses and Claims arising out of or relating to a breach by Ambit of its representations, warranties, covenants or obligations pursuant to this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to (x) any breach by BMS of its representations, warranties, covenants or obligations pursuant to this Agreement or (y) BMS having committed an act or acts of gross negligence, recklessness or willful misconduct.

6.8 Indemnification Procedure. A claim to which indemnification applies under Section 6.6 or Section 6.7 shall be referred to herein as an “Indemnification Claim”. If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 6, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 4.

6.9 No Incidental or Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either Party be responsible for any incidental or consequential damages including, without limitation, lost profits or opportunities, incurred by the other Party or any Indemnitee hereunder.

Article 7

TERM AND TERMINATION

7.1 Term. The Agreement shall be effective on the Effective Date and continue in effect in accordance with its terms unless terminated by BMS or Ambit as set forth in this Article 7.

7.2 Termination Without Cause by BMS. (a) BMS may terminate this Agreement at any time after the first anniversary of the Effective Date, without cause upon giving Ambit 6 months prior written notice. (b) In addition, BMS may terminate this Agreement at any time following an Ambit Change of Control upon written notice.

7.3 Default. In addition to any other remedies which may be available at law or equity, in the event that any contractual obligation made hereunder has been materially breached or any warranty or representation made by either Party under Article 6 shall have been untrue in any material respect (“Default”), the Party not in default (“Non-Defaulting Party”) shall have the right to give the other Party (“Defaulting Party”) written notice thereof (“Notice of Default”), which notice must state the nature of the default in reasonable detail and request that the Defaulting Party cure such default within […***…]. If the Defaulting Party shall dispute the existence, extent or nature of any default set forth in the Notice of Default, the Parties shall use good faith efforts to resolve the dispute. In the event such Default is not cured within the period set forth herein after receipt of Notice of Default by the Defaulting Party, or the

***Confidential Treatment Requested

Defaulting Party shall have failed to commence substantial remedial actions to cure the Default within such period and to diligently pursue the same, then the Non-Defaulting Party, at its option, in addition to any other remedy available to such Party at law or in equity, may terminate this Agreement. In addition, in the event the Non-Defaulting Party is BMS, BMS at its option, in addition to any other remedy available to BMS at law or in equity, may elect to exercise it rights under Section 7.5 of the Collaboration and Profiling Services Agreement.

7.4 Effect of Termination.

7.4.1 Termination by BMS Under Section 7.2 or by Ambit Under Section 7.3. Upon termination of this Agreement by BMS under Section 7.2 or by Ambit under Section 7.3, BMS shall dispose of all tangible embodiments, and render inaccessible or useless all electronic embodiments, of Ambit Confidential Information provided to BMS by Ambit hereunder, except that BMS may retain one (1) copy thereof for legal archival purposes, provided that in the case where BMS has obtained the Technology Transfer pursuant to Section 7.5 of the Collaboration and Profiling Services Agreement, BMS shall not be obligated to dispose of or render inaccessible or useless any such Ambit Confidential Information to the extent that the use of such Ambit Confidential Information is necessary to enable BMS to use the Ambit Kinase Assay and other Ambit Technology in accordance with such Technology Transfer. Upon termination of this Agreement by BMS under Section 7.2(a), if any Hits have been identified by Ambit under Sections 3.4.2 and 3.4.3, but for which: (i) designation of an Ambit Target under Section 3.4.3 has not yet been made, or (ii) BMS has not yet disclosed to Ambit the chemical structure of the Hits under Section 3.4.3, or (iii) Ambit’s election to enter into a Target License Agreement under Section 3.4.5 has not yet been made or (iv) the Target License Agreement has not yet been executed under Section 3.4.5, then (x) Ambit may designate the Ambit Target for such Hits in the event Ambit has not already done so and (y) BMS shall disclose the chemical structures for such Hits and (z) BMS and Ambit shall at Ambit’s election finalize and execute a Target License Agreement with respect to such Hits in accordance with Section 3.5.5. Termination of this Agreement by BMS under Section 7.2 or by Ambit under Section 7.3 will not affect any Target License Agreement entered into by the Parties prior to such termination.

7.4.2 Termination by BMS Under Section 7.3. Upon termination of this Agreement by BMS under Section 7.3, Ambit’s rights and BMS’s obligations under Section 3.4 shall terminate. Termination of this Agreement by BMS under Section 7.3 shall also terminate any Target License Agreement entered into by the Parties prior to such termination, in the event the termination is due to (i) Ambit’s failure to cure a material breach where such cure is within Ambit’s reasonable control or (ii) Ambit’s failure to perform and complete the Services or (iii) Ambit’s intentional, willful, reckless or grossly negligent breach of a material term of this Agreement, including by way of example, the intentional, willful, reckless or grossly negligent disclosure by Ambit of BMS Confidential Information.

7.4.3 BMS Confidential Information. Subject to the terms and conditions of any applicable Target License Agreement, upon termination of this Agreement, Ambit shall dispose of all tangible embodiments, and render inaccessible or useless all electronic embodiments, of BMS Confidential Information and BMS Compound Information provided to Ambit by BMS hereunder, except that Ambit may retain one (1) copy thereof for legal archival purposes.

7.4.4 BMS Compounds. Subject to the terms and conditions of any applicable Target License Agreement, upon termination of this Agreement, Ambit shall destroy or otherwise dispose in a manner to render inaccessible, or upon request by BMS shall return to BMS, all unused or usable BMS Compounds provided to Ambit by BMS hereunder.

7.4.5 Termination of the Profiling Term. The Profiling Term shall be terminated upon termination of this Agreement. Termination of the Profiling Term shall terminate Ambit’s obligations to perform further Services after the effective date of such termination of the Profiling Term.

7.5 Accrued Obligations and Survival. Termination of the Agreement will not affect any rights or obligations of either Party which have accrued prior to termination and are intended by the Parties to survive termination. Without limiting the foregoing, upon termination of this Agreement, such rights and obligations of the Parties under Sections 2.4, 2.5, 2.6, 2.7, 2.8 and Articles 4, 5, 6, 8 and 9 shall survive such termination.

Article 8

DISPUTE RESOLUTION

8.1 Resolution by Senior Executives. The Parties shall seek to settle amicably any and all disputes or differences arising out of or in connection with this Agreement. Any dispute between the Parties relating to this Agreement shall be promptly presented to the Chief Executive Officer of Ambit and the President, Pharmaceutical Research Institute of BMS, or their respective designees, for resolution. Such officers, or their designees, shall attempt in good faith to promptly resolve such dispute.

8.2 Arbitration. If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of or termination of this Agreement cannot be resolved within 60 days of presentation to the Chief Executive Officer of Ambit and the President, Research and Development of BMS, or their respective designees, for resolution, either Party may refer such dispute to binding arbitration to be conducted as set forth below in this Section 8.2.

(a) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within 30 days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such 30 day period, the arbitrator shall be selected by the New York, NY office of the American Arbitration Association (the “AAA”) or, if such office does not exist or is unable to make a selection, by the office of the AAA nearest to Denver, Colorado. The arbitrator shall be a lawyer knowledgeable and experienced in the applicable laws concerning the subject matter of the dispute. In any case the arbitrator shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or their respective Affiliates. The governing law in Section 9.17 shall govern any such proceedings. The language of the arbitration shall be English.

(b) Within 60 days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to Section 8.2(b), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 8.2(a); provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence in such hearing. In any such arbitration proceeding, the Parties shall be entitled to all remedies to which they would be entitled in a United States District Court and to full discovery to the same degree permitted under the Federal Rules of Civil Procedure.

(d) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after completion of the hearing described in Section 8.2(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties except to the extent that the Commercial Arbitration Rules of the AAA provide otherwise. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages. The arbitrator shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules which shall include findings of fact and conclusions of law.

(e) The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties in a proportion determined by the arbitrator.

(f) Any arbitration pursuant to this Article 8 shall be conducted in Denver, Colorado. Any arbitration award may be entered in and enforced by a court in accordance with Section 9.18.

(g) Notwithstanding anything in this Article 8, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 9.18 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

(h) Disputes regarding the validity, scope or enforceability of intellectual property rights shall not be subject to arbitration pursuant to this Article 10 but instead shall be submitted to a court of competent jurisdiction.

Article 9

MISCELLANEOUS

9.1 Advice of Counsel. Ambit and BMS have each consulted counsel of its choice regarding this Agreement and each Party acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or the other Party; and is intended to be construed accordingly.

9.2 Assignment; Ambit Change of Control. Neither Party has the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided however, that, subject to the provisions of Article 7 of this Agreement with respect to an Ambit Change of Control, either Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an entity that acquires all or substantially all of the business or assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise; and BMS may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an Affiliate if BMS remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 9.2 shall be void. Ambit shall give BMS written notice of any Ambit Change of Control on the day of the first public announcement of such Ambit Change of Control. Such notices shall specify the nature of transactions giving rise to such Ambit Change of Control and Ambit shall also promptly provide BMS with any additional non-confidential information in Ambit’s possession requested by BMS relating to such transaction as may be reasonably relevant to BMS’s determination as to whether to exercise its rights under Section 7.5.3 of the Collaboration and Profiling Services Agreement or to terminate the Agreement under Section 7.2 or to continue to have Ambit perform the Services hereunder.

9.3 Compliance with Governmental Obligations. Each Party shall comply, upon reasonable notice from the other Party, with all governmental requests directed to either Party regarding the subject matter of this Agreement and provide all information and assistance necessary to comply with such governmental requests.

9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be executed through the exchange of facsimiles or pdf copies by email.

9.5 Entire Agreement. This Agreement (including all Exhibits attached hereto, which are incorporated herein by reference), together with the Equity Agreements, the Collaboration and Profiling Services Agreement, the Amended and Restated License Agreement, and the License Agreement (i) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and (ii) constitutes and contains the complete, final and exclusive understanding and agreement of the Parties with respect to the subject matter herein. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, whether oral or written, between the Parties other than as set forth herein, or in the Equity Agreements, the Collaboration and Profiling Services Agreement, the Amended and Restated License Agreement, and the License Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. For clarification, the Collaboration and Profiling Services Agreement shall continue in full force and effect in accordance with its terms.

9.6 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled; provided however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause.

9.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

9.8 Independent Contractors. It is expressly agreed that the relationship between Ambit and BMS created by this Agreement shall be one of independent contractors, and neither Party shall have the power or authority to bind or obligate the other Party except as expressly set forth in this Agreement.

9.9 Headings. Article, Section, and other descriptive headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

9.10 Further Agreement. Except as specifically set forth in this Agreement, neither Party shall have any obligation to enter into any other license or agreement with the other Party.

9.11 Notices. Any notices and other communications provided for in this Agreement to be made by either of the Parties to the other Party shall be in writing and shall be deemed given if delivered personally or sent by United States mail, registered or certified, postage paid, by overnight delivery service or express courier service or by facsimile, with confirmation of receipt, at the following addresses (or at such other address for a Party as shall be specified by like notice; provided however, that notices of a change of address shall be effective only upon receipt thereof):

If to Ambit:

Ambit Biosciences Corporation

4215 Sorrento Valley Boulevard

San Diego, California 92121

Attention: Senior Vice President, Corporate Development

Telephone: 858-334-2147

Facsimile: 858-334-2198

with a copy to:

Ambit Biosciences Corporation

4215 Sorrento Valley Boulevard

San Diego, California 92121

Attention: VP and General Counsel

Telephone: 858-334-2100

Facsimile: 858-334-2198

If to BMS:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President, External Science Technology & Licensing

with copy to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President and Senior Counsel, Corporate & Business Development

9.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of BMS and Ambit (and their permitted successors and assigns) and nothing in this Agreement (express or implied) is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.13 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

9.14 Use of Name. Neither Party will, without prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party, or owned by an affiliate or parent corporation of the other Party, in any publication, publicity, advertising, or otherwise, except as expressly permitted by Article 4.

9.15 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Ambit are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of applicable law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States. The Parties agree that BMS, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of applicable law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Ambit under the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States, BMS shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Ambit Technology and all embodiments of such Ambit Technology, which, if not already in BMS’s possession, shall be promptly delivered to it upon BMS’s written request therefor. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

9.16 Expenses. Except as expressly set forth in this Agreement or as may be specifically agreed to in writing by Ambit and BMS, each Party shall be responsible for all costs and expenses it incurs in connection with this Agreement.

9.17 Applicable Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions.

9.18 Jurisdiction. Each Party, for the purpose of enforcing an award under Section 8.2 or for seeking injunctive or other equitable relief as permitted under Section 4.5, hereby irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.

Each Party further agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.19 Interpretation.

(a) Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. “$” as used in this Agreement means the lawful currency of the United States.

(c) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections (and sub-Sections thereof as applicable) and Appendices of this Agreement.

(d) References to sections of the Code of Federal Regulations and to the United States Code shall mean the cited sections, as these may be amended from time to time.

* * * signature page follows * * *

IN WITNESS WHEREOF, the Parties, having read the terms of this Agreement and intending to be legally bound hereby, do hereby execute this Agreement.

AMBIT BIOSCIENCES CORPORATION

By:	/s/ Scott Salka

Name:

Title:

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Graham R. Brazier

Name:	Graham R. Brazier

Title:	Vice President & Head of Business

Development

Exhibit A

Services

[…***…]

***Confidential Treatment Requested

Exhibit B

Ambit Third Party Obligations

[…***…]

***Confidential Treatment Requested

Exhibit C

[intentionally left blank]

Exhibit D

Description of Ambit Proposed Targets As of the Effective Date

[…***…]

***Confidential Treatment Requested

Exhibit E

Target License Agreement